Exhibit 10.1

GOVERNMENT OF THE MACAU SPECIAL ADMINISTRATIVE REGION

Lands Commission

CONCESSION CONTRACT BY LEASING WITH EXEMPTION OF PUBLIC TENDER, OF LAND WITH THE AREA OF 205 797M2 LOCATED IN COTAI, NEAR AVENIDA DA NAVE DESPORTIVA, FOR THE CONSTRUCTION OF A COMPLEX COMPRISED OF A FIVE STAR HOTEL, WITH GAMING AREAS, COMMERCIAL AREA, RESTAURANTS AND A CONVENTION CENTRE.

BETWEEN:

THE MACAU SPECIAL ADMINISTRATIVE REGION (FIRST GRANTOR),

I

AND

PALO REAL DESENVOLVIMENTO IMOBILIÁRIO, S.A. (SECOND GRANTOR).

AND

WYNN RESORT (MACAU), S.A. (THIRD GRANTOR)

MACAU	2 OF MAY OF 2012

INDEX

Clause One	-	Object of contract	3

Clause Two	-	Lease term	3

Clause Three	-	Development and object of the land	3

Clause Four	-	Development term	4

Clause Five	-	Fines	5

Clause Six	-	Rent	5

Clause Seven	-	Guarantee	6

Clause Eight	-	Special expenses	6

Clause Nine	-	Contract premium	7

Clause Ten	-	Waste Materials of the land	7

Clause Eleven	-	Development License	8

Clause Twelve	-	Assignment	8

Clause Thirteen	-	Inspection	8

Clause Fourteen	-	Expiry	8

Clause Fifteen	-	Rescission	9

Clause Sixteen	-	Jurisdiction	9

Clause Seventeen	-	Applicable legislation	9

CLAUSE ONE – OBJECT OF THE CONTRACT

By the present contract, the first grantor awards to the second grantor, by leasing and with exemption of public tender, a plot of land with the area of 205 797m2 (two hundred and five thousand seven hundred and ninety seven square meters), located in the embankment zone of COTAI, near Avenida da Nave Desportiva, with the global value of $ 1 438 776 310.00 (one thousand four hundred and thirty eight million, seven hundred and seventy six thousand, three hundred and ten patacas), marked on plan no. 6958/2011, issued by the DSCC (Cartography and Cadastre Services Bureau), on 21 July 2011, which is an in integral part of the present contract, not described in the CRP (Real Estate Registry Office), hereinafter designated only as the “land”.

CLAUSE TWO – LEASE TERM

1.	The lease shall be valid for a period of 25 (twenty five) years, from the date of publication in the Official Bulletin of the Macau Special Administrative Region, of the order that titles the present contract.

2.	The lease term, established in the previous number, may, in accordance with the terms of the applicable legislation, be successively renewed.

CLAUSE THREE – DEVELOPMENT AND OBJECT OF THE LAND

1.	The land shall be developed with the construction of a complex comprised of a five star hotel (including gaming areas, convention centre, commercial area, restaurants, SPA and night club), parking and free areas with the following gross construction areas:

1) 5 star Hotel	454 800m	[2]
2) Parking area	80 000m	[2]
3) Free area	101 937m	[2]

2.	The second grantor shall prepare the projects under the terms established in paragraph 4) of number two of clause thirty five of the concession contract for the operation of games of fortune or other games in casino in the Macau Special Administrative Region, titled by public deed of 24 June 2002, executed on pages 82 to 149 (rev.) of Book 337 and pages 11(rev.) of Book 338, both from the Notary Division of the Finance Services Bureau (DSF), and shall also comply with all other obligations established in that clause referring to projects and works.

3.	The second grantor shall respect, when preparing the projects, the technical rules and regulations in effect in the Macau Special Administrative Region, namely the Regulation on Foundations approved by Decree-Law 47/96/M of 26 August, and the Regulation on Safety and Actions on Building and Bridge Structures approved by Decree-Law 56/96/M of 16 September, as well as the approval specifications and documents of official organisms and the instructions of the manufacturers or patent holding entities.

4.	Due to the specific characteristics of the land development, the exploitation of the gross construction areas allocated to the gaming areas integrated in the gross construction area for the “5 star Hotel”, shall be carried out by “Wynn Resort (Macau), S.A., as third grantor of this contract and bearer of a “License for the Operation of Games of Fortune or other Games in Casino of the MSAR”.

CLAUSE FOUR – DEVELOPMENT TERM

1.	The development of the land shall be completed within 60 (sixty) months, from the date of publication in the Official Bulletin of the Macau Special Administrative Region, of the order that titles the present contract.

2.	The term referred to in the previous number includes the term times for the submission, by the second grantor, and analysis by the first grantor, of the work project, and for the issue of the respective licenses.

3.	In relation to the submission of the projects and the start of the works, the second grantor shall observe the following term times:

1)	90 (ninety) days, from the date of publication of the order mentioned in no. 1 of this clause, for the preparation and submission of the preliminary project of the works (architectural project);

2)	180 (one hundred and eighty) days, from the date of notification of the approval of the preliminary project, for the preparation and submission of the project (project for foundations, structures, waters, drainage system, electricity and other specific projects);

3)	90 (ninety) days, from the date of notification of the approval of the project, for the submission of the request for the issue of the work license;

4)	15 (fifteen) days, from the date of issue of the license, to start the work project.

4.	For purposes of compliance with the term times referred to in the previous number, the projects shall only actually be considered submitted, when duly completed and appraised with all the elements.

CLAUSE FIVE – FINES

1.	In the case of non-compliance with any of the term times established in the previous clause, relating to the development of the land, the second grantor shall be subject to a fine, that may reach $1 000 000.00 (one million patacas), for each day of delay, up to 60 (sixty) days; from this period on and up to a total maximum of 120 (one hundred and twenty) days, the second grantor shall be subject to a fine of up to double that amount, except if there are special reasons that can be duly justified and are accepted by the first grantor.

2.	The second grantor shall be relieved of the liability referred to in the previous number in cases of force majeure or of other relevant facts that are undoubtedly beyond its control.

3.	Cases of force majeure are those that result exclusively from unpredictable and uncontrollable events.

4.	For purposes of the provisions of number 2, the second grantor shall inform the first grantor, in writing, as soon as possible, of the occurrence of the referred facts.

CLAUSE SIX – RENT

1.	During the land development period, the second grantor shall pay an annual rent of $ 30.00 (thirty patacas) per square meter of awarded land, in the total value of $ 6 173 910.00 (six million, one hundred and seventy three thousand, nine hundred and 10 patacas).

2.	Once the development of the land has been completed, the second grantor shall start paying an annual rent of $ 8 641 370.00 (eight million, six hundred and forty one thousand, three hundred and seventy patacas), according to the attribution of the following values:

1) 5 Star Hotel 454 800m2 X 15.00m2	$6 822 000.00
2) Parking area 80 000m2 X 10.00m2	$800 000.00
3) Free area 101 937m2 X 10.00m2	$1 019 370.0

3.	The rents shall be reviewed every five years, from the date of publication in the Official Bulletin of the Macau Special Administrative Region of the order that titles the present contract, without prejudice of the immediate implementation of new rental amounts as established by any legislation that may be published during the life of the contract.

CLAUSE SEVEN – GUARANTEE

1.	In accordance with the provisions of article 126 of Law 6/80/M of 5 July, the second grantor shall furnish a guarantee in the amount of $ 6 173 910.00 (six million, one hundred and seventy three thousand, nine hundred and ten patacas), by means of a deposit or bank guarantee that is acceptable by the first grantor.

2.	The amount of the guarantee referred to in the previous number, shall always keep up with the value of the respective annual rent.

3.	The guarantee referred to in no.1 shall be returned to the second grantor at same’s request, by the Finance Services Bureau, upon submission of the development license issued by the DSSOPT.

CLAUSE EIGHT – SPECIAL EXPENSES

1.	The special expenses to be paid exclusively by the second grantor are:

1)	The vacating of the land and removal from same of all constructions and materials that may exist;

2)	The diverting and/or removal of all infrastructures existing on the awarded land and adjacent areas, namely drainage networks, water, electricity and telecommunication supply networks;

3)	The carrying out of work related with landscape treatment, paving of roads and pavements in the area surrounding the awarded land, which shall comply with the project to be submitted by the second grantor and to be approved by the first grantor;

2.	The second grantor shall prepare all the projects for the execution of the works referred to in the previous number, which shall be approved by the first grantor.

3.	The second grantor shall guarantee the good performance and quality of the materials and equipment to be applied in the construction work referred to in paragraph 3) of no.1, for the period of two years from the date of the provisional delivery of those works, and shall repair and correct any deficiencies that may appear during that period.

CLAUSE NINE – CONTRACT PREMIUM

The second grantor shall pay the first grantor, as contract premium, the total amount of $1 438 776 310.00 (one thousand four hundred and thirty eight million, seven hundred and seventy six thousand, and three hundred and ten patacas), in the following manner:

1.	$ 500 000 000.00 (five hundred million patacas), at the time the acceptance declaration of the conditions of the present contract is submitted, in accordance with the draft ratified by the Chief Executive.

2.	The remaining, in the amount of $ 938 776 310.00 (nine hundred and thirty eight million, seven hundred and seventy six thousand, three hundred and ten patacas), that bears interest at the annual rate of 5%, shall be paid in 8 (eight) semi-annual payments, equal in capital and interest, in the amount of $ 130 928 640.00 (one hundred and thirty million, nine hundred and twenty eight thousand, six hundred and forty patacas), each, the first one maturing 6 (six) months after the publication in the Official Bulletin of the Macau Special Administrative Region of the order that titles the present contract.

CLAUSE TEN – WASTE MATERIALS OF THE LAND

1.	The second grantor shall be expressly forbidden to remove from the land, without the prior authorization of the first grantor, any materials, such as earth, stone, gravel and sand, deriving from the excavations for the foundations and the leveling of the land.

2.	The first grantor shall only authorize the removal of materials that cannot be used on the land or that apparently have no other use.

3.	The materials removed with the authorization of the first grantor shall always be deposited at a location indicated by same.

4.	Non-compliance with the provisions established in this clause, and without prejudice of the payment of a compensation to be established by DSSOPT experts according to the materials actually removed, the second grantor shall be subject to the following sanctions:

1)	At 1st violation: $ 20 000.00 to $ 50 000.00 patacas;

2)	At 2nd violation: $ 51 000.00 to $ 100 000.00 patacas;

3)	At 3rd violation: $ 101 000.00 to $ 200 000.00 patacas;

4)	From 4th violation on, the first grantor shall have the option to terminate the contract.

CLAUSE ELEVEN – DEVELOPMENT LICENSE

The development license shall only be issued upon compliance with the obligations foreseen in clauses eight and nine of the present contract.

CLAUSE TWELVE – ASSIGNMENT

1.	The assignment of situations resulting from this concession, given its nature, shall depend on the prior authorization of the first grantor and shall subject the assignee to the review of the conditions of the present contract.

2.	To guarantee the financing necessary to the enterprise, the second grantor may create a voluntary mortgage on the leasing right of the land herewith awarded, in favor of credit institutions with head offices or branches in the MSAR, in accordance with the provisions of article 2 of Decree-Law 51/83/M of 26 December.

CLAUSE THIRTEEN - INSPECTION

During the development period of the awarded land, the second grantor shall give free access to the land and works, to the representatives of the Government Services, who may visit the site while performing their inspection duties, and shall offer them all the assistance and means required for the successful performance of their duties.

CLAUSE FOURTEEN - EXPIRY

1.	The present contract shall expire in the following cases:

1)	At the end of the term time of the increased fine, foreseen in no. 1 of clause five;

2)	Any unauthorized alteration of the object of the concession, while the development of the land has not been completed;

3)	Any interruption in the development of the land for a period of over 90 (ninety) days, except for special reasons dully justified and accepted by the first grantor.

2.	The expiry of the contract shall be declared by order of the Chief Executive to be published in the Official Bulletin.

3.	The expiry of the contract determines the total or partial reversion of the land to the ownership of the first grantor including all improvements there introduced, without the right to any compensation on the part of the second grantor.

CLAUSE FIFTEEN – RESCISSION

1.	The present contract may be rescinded whenever any of the following facts occur:

1)	Default in the timely payment of the rent;

2)	Any unauthorized alteration in the development of the land and/or the object of the concession whenever the development of the land has already been completed;

3)	Any non-compliance with the obligations established in clauses eight and nine.

4)	Any repeated non-compliance, from a 4th violation on, of the obligations established in clause ten;

5)	The assignment of situations resulting from the concession, with violation of the provisions of clause twelve;

2.	The rescission of the contract shall be declared by order of the Chief Executive to be published in the Official Bulletin of the Macau Special Administrative Region.

CLAUSE SIXTEEN – JURISDICTION

For purposes of the resolution of any litigation that may arise from the present contract, the proper jurisdiction shall be the Judicial Court of the RAEM (Macau Special Administrative Region).

CLAUSE SEVENTEEN – APPLICABLE LEGISLATION

The present contract shall be governed, in cases of omission, by Law 6/80/M of 5 July and other applicable legislation.